Exhibit 21.1

DYNAMIC HEALTH PRODUCTS, INC. -

LIST OF SUBSIDIARIES

Pharma Labs Rx, Inc., a Florida corporation

Herbal Health Products, Inc., a Florida corporation

Dynamic Life Products, Inc., a Florida corporation

Online Meds Rx, Inc., a Florida corporation, and its subsidiary, Dynamic Financial Consultants, LLC, a Florida limited liability company

Bryan Capital Limited Partnership, a Nevada limited partnership

Pharma Labs Rx, Inc., a Nevada corporation

Bob O’Leary Health Food Distributor Co., Inc., a Commonwealth of Pennsylvania corporation

Dynamic Marketing I, Inc., a Florida corporation

DYHP Acquisitions, Inc., a Florida corporation